Grosvenor Registered Multi-Strategy Master Fund, LLC
ADVISORY AGREEMENT
      AGREEMENT made this 1st day of April, 2011 by and between Grosvenor Registered Multi-Strategy Master Fund, LLC, a
Delaware limited liability company (the "Fund"), and Grosvenor
Capital Management, L.P., an Illinois limited partnership (the
"Adviser").
WITNESSETH:

      WHEREAS, the Fund has been established under the laws of
the State of Delaware (i) to invest primarily in a portfolio of Portfolio Funds (as defined below), which invest and trade in a broad range of securities, currencies, commodities and
other financial instruments and (ii) to maintain from time to time a limited exposure to currencies and other commodities;
      WHEREAS, the Fund is registered with the Securities and Exchange Commission (the "SEC") pursuant to Section 8 of the Investment Company Act of 1940, as amended (the "1940 Act"), as a diversified, closed-end management investment company;
      WHEREAS, the Fund and the Adviser wish to enter into an agreement setting forth the terms upon which the Adviser (or certain other parties acting pursuant to delegation from the Adviser) will perform certain services for the Fund;
      NOW, THEREFORE, in consideration of the premises and
covenants hereinafter contained, the parties agree as follows:
      1.	(a)	The Fund hereby employs the Adviser to
furnish the Fund continuously with Portfolio Management
Services (as defined in Section 2 hereof), subject to the
authority of the Adviser to delegate certain of its
responsibilities hereunder to other parties as provided
in Section 1(b) hereof.  The Adviser hereby accepts such
employment and agrees, at its own expense, to furnish
such services (either directly or pursuant to delegation
to other parties as and to the extent permitted by
Section 1(b) hereof) and to assume the obligations herein
set forth, for the compensation herein provided.  The
Adviser shall, unless otherwise expressly provided or
authorized, have no authority to act for or represent the
Fund in any way or otherwise be deemed an agent of the
Fund.
      (b)	The Adviser may delegate any or all of its
responsibilities hereunder with respect to the provision
of Portfolio Management Services (and assumption of
related expenses) with respect to all or any portion of
the Fund's assets to one or more other parties (each
such party, a "Subadviser"), pursuant in each case to a
written agreement with such Subadviser that meets the
requirements of Section 15 of the Investment Company Act
of 1940 and the rules thereunder (the "1940 Act")
applicable to contracts for service as investment
adviser of a registered investment company (including
without limitation the requirements for approval by the
Fund's Board of Directors (the "Board") and the
investors in the Fund), subject, however, to such
exemptions or no-action positions as may be granted by
the SEC or its staff.  Any Subadviser may (but need not)
be affiliated with the Adviser.
      (c)	In the event that the Adviser delegates to one
or more Subadvisers all or part of its responsibilities
hereunder with respect to the provision of Portfolio
Management Services with respect to all or any portion
of the Fund's assets, the Adviser hereby agrees to
furnish to the Fund the following services ("Oversight
Services"):
(i)	supervision and oversight of each
Subadviser's provision of Portfolio
Management Services with respect to
the Fund;
(ii)	periodic evaluation of the
Portfolio Management Services provided
by each Subadviser, and of the
investment performance of the Fund;
(iii)	advice to and consultation with
the Board with respect to matters
relating to the investment operations
of the Fund, including matters
relating to the selection, evaluation,
retention and possible termination of
each Subadviser; and
(iv)	regular reporting to the Board
with respect to the foregoing matters.
      2.	The Adviser acknowledges that the Fund seeks to
achieve its investment objectives (the "Fund Objectives") by investing and reinvesting its assets primarily in a portfolio of equity interests issued by limited
partnerships, limited liability companies, business trusts
and similar business vehicles whose primary business is
investing in securities and other financial instruments but
that are not registered or required to register as
investment companies under the 1940 Act by virtue of the
exclusion from the definition of "investment company"
provided by Section 3(c)(1) or Section 3(c)(7) of the 1940
Act ("Portfolio Funds").  Accordingly, in providing services to the Fund hereunder, and subject to the supervision of the
Board, the Adviser shall (subject to any delegation made
pursuant to Section 1(b) of this Agreement) perform the
following duties ("Portfolio Management Services"), in each
case based upon its professional skill, experience and
judgment and in a manner consistent with the Fund Objectives and the stated investment policies and investment
restrictions of the Fund and such policies as may be adopted by the Board and communicated to the Adviser:
      (a)	obtaining and evaluating such economic,
statistical and financial data and information and
undertaking such additional investment research as shall
be necessary or advisable for the management of the
investment and reinvestment of the assets of the Fund in
accordance with the Fund Objectives;
      (b)	identifying Portfolio Funds that are suitable
investments for the Fund in light of the Fund
Objectives;
      (c)	allocating the Fund's assets among Portfolio
Funds in light of the Fund Objectives;
      (d)	purchasing and selling securities of Portfolio
Funds and other issuers on behalf of the Fund, including
the completion and execution of subscription agreements
or similar contracts on behalf of the Fund with respect
to, and placing orders for, such purchases and sales;
      (e)	monitoring the performance of the Portfolio
Funds in which the Fund has invested with a view to
determining whether continued investment by the Fund in
such Portfolio Funds is appropriate in light of the Fund
Objectives;
      (f)	evaluating and recommending appropriate changes
to the Fund Objectives from time to time;
      (g)	providing such other advice and services as the
Board may from time to time reasonably request in
connection with the investment operations of the Fund;
and
      (h)	regularly reporting to the Board with respect to
the implementation of the investment policies of the
Fund.
      3.	Nothing in this Agreement shall require the Adviser
to bear, or to reimburse the Fund for:
      (a)	office space, office supplies, facilities and
equipment for the Fund;
      (b)	executive and other personnel for managing the
affairs of the Fund, other than for the provision of (1)
Portfolio Management Services and (2) Oversight Services
(if the Adviser shall have delegated to one or more
Subadvisers any or all of its responsibilities hereunder
with respect to the provision of Portfolio Management
Services);
      (c)	any of the costs of printing and mailing the
items referred to in Sub-Section (p) of this Section 3;
      (d)	any of the costs of preparing, printing and
distributing sales literature;
      (e)	compensation of members of the Board of the Fund
who are not directors, officers or employees of the
Adviser or of any affiliated person (other than a
registered investment company) of the Adviser;
      (f)	registration, filing and other fees in
connection with requirements of regulatory authorities;
      (g)	the charges and expenses of any entity appointed
by the Fund for custodial, paying agent, investor
servicing and administration services;
      (h)	charges and expenses of independent accountants
retained by the Fund;
      (i)	charges and expenses of any transfer agents and
registrars appointed by the Fund;
      (j)	brokers' commissions and issue and transfer
taxes chargeable to the Fund in connection with
securities transactions to which the Fund is a party;
      (k)	taxes and fees payable by the Fund to federal,
state or other governmental agencies;
      (l)	any cost of certificates representing interests
in the Fund;
      (m)	legal fees and expenses in connection with the
affairs of the Fund, including fees and expenses
incurred in connection with compliance with federal and
state securities and other laws;
      (n)	expenses of meetings of investors in, and the
Board of, the Fund;
      (o)	interest, including interest on borrowings by
the Fund;
      (p)	the costs of services, including services of
counsel, required in connection with the preparation of
the Fund's registration statements and offering
memoranda, including amendments and revisions thereto,
annual, semiannual and other periodic reports of the
Fund, and notices and proxy solicitation material
furnished to investors in the Fund or regulatory
authorities; and
      (q)	the Fund's expenses of bookkeeping, accounting,
auditing and financial reporting, including related
clerical expenses.
      4.	All activities undertaken by the Adviser or any
Subadviser pursuant to this Agreement shall at all times be
subject to the supervision and control of the Board, any
duly constituted committee thereof or any officer of the
Fund acting pursuant to like authority and to such policies
as the Board may determine.
      5.	The services to be provided by the Adviser hereunder
are not to be deemed exclusive and the Adviser shall be free to render similar services to others, so long as its
services hereunder are not impaired thereby.
      6.	As full compensation for all services rendered,
facilities furnished and expenses borne by the Adviser
hereunder, the Fund shall pay the Adviser compensation
calculated and payable in the manner set out in Schedule A
hereto (or such lesser amount as the Adviser may from time
to time agree to receive).  The Adviser hereby acknowledges
that the Fund's obligation to pay such compensation is
binding only on the assets and property belonging to the
Fund.
      7.	It is understood that any of the investors in and
managers, officers, employees and agents of the Fund may be
a shareholder, member, partner, director, officer, employee
or agent of, or be otherwise interested in, the Adviser, any affiliated person of the Adviser, any organization in which the Adviser may have an interest or any organization which
may have an interest in the Adviser; that the Adviser, any
such affiliated person or any such organization may have an
interest in the Fund; and that the existence of any such
dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in this Agreement and Operating Agreement of the Fund, the certificate of limited partnership of the Adviser or
specific provisions of applicable law.
      8.	(a)  This Agreement shall become effective as of
the date of its execution, and unless otherwise
terminated, this Agreement shall continue in effect
through March 31, 2013, and from year to year thereafter
so long as such continuance is specifically approved at
least annually (i) by the Board or by vote of a majority
of the outstanding voting securities of the Fund, and
(ii) by vote of a majority of the members of the Board
who are not parties to this Agreement or interested
persons of any such party, cast in person at a meeting
called for the purpose of voting on such approval.
      (b)	This Agreement may at any time be terminated on
sixty days' written notice to the Adviser either by vote
of the Board or by vote of a majority of the outstanding
voting securities of the Fund.
      (c)	This Agreement shall automatically terminate in
the event of its assignment.
      (d)	This Agreement may be terminated by the Adviser
on sixty days' written notice to the Fund.
      (e)	Termination of this Agreement pursuant to this
Section 8 shall be without the payment of any penalty.
      (f)	The Adviser shall, to the extent required by
applicable law or regulation, provide the Fund with
notice of any change of membership of the Adviser within
a reasonable time after such change.
      9.	This Agreement may be amended at any time by mutual
written consent of the parties, provided that such consent
on the part of the Fund shall have been approved by vote of
a majority of the outstanding voting securities of the Fund,
(if such approval is required by the 1940 Act) and by vote
of a majority of the members of the Board who are not
interested persons of the Fund or the Adviser, cast in
person at a meeting called for the purpose of voting on such approval.
      10.	For the purpose of this Agreement, the terms "vote
of a majority of the outstanding voting securities,"
"interested person," "affiliated person" and "assignment"
shall have their respective meanings defined in the 1940 Act and the rules thereunder, subject, however, to such
exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff under the
1940 Act.
      11.	In the absence of willful misfeasance, bad faith or
gross negligence on the part of the Adviser, or reckless
disregard of its obligations and duties hereunder, the
Adviser, including its officers, directors, employees or
agents and its affiliates, successors or other legal
representatives (collectively, the "Affiliates") shall not
be subject to any liability to the Fund, to any investor in
the Fund or to any officer or manager thereof, for any error or judgment, mistake of law, act or omission by Adviser or
any of the Affiliates or by any sub-adviser or sub-manager,
if any, or for any loss suffered by the Fund in the course
of, or connected with, rendering services hereunder.
      12.	(a)  The Fund shall indemnify Grosvenor and its
directors, officers or employees and their respective
affiliates, executors, heirs, assigns, successors or other
legal representatives (each an "Indemnified Person") against any and all costs, losses, claims, damages or liabilities,
joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified
Person's duties with respect to the Fund, except those
resulting from the willful malfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified
Person's reckless disregard of such duties, and in the case
of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful
(collectively, "disabling conduct").  Indemnification shall
be made following:  (i) a final decision on the merits by a
court or other body before which the proceeding was brought
that the Indemnified Person was not liable by reason of
disabling conduct or (ii) a reasonable determination, based
upon a review of the facts and reached by (A) the vote of a
majority of the Directors who are not parties to the
proceeding or (B) legal counsel selected by a vote of a
majority of the Board in a written advice, that the
Indemnified Person is entitled to indemnification hereunder.
The Fund shall advance to an Indemnified Person (to the
extent that it has available assets and need not borrow to
do so) reasonable attorneys' fees and other costs and
expenses incurred in connection with defense of any action
or proceeding arising out of such performance or non-
performance.  Grosvenor agrees, and each other Indemnified
Person will agree as a condition to any such advance, that
in the event the Indemnified Person receives any such
advance, the Indemnified Person shall reimburse the Fund for such fees, costs and expenses to the extent that it shall be determined that the Indemnified Person was not entitled to indemnification under this paragraph 12.
            (b)	Notwithstanding any of the foregoing to the
contrary, the provisions of paragraph 11 and this paragraph 12 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal Securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of paragraph 11 and this paragraph
12 to the fullest extent permitted by law.

	15.	If any term or provision of this Agreement or the
application thereof to any person or circumstances is held to be invalid, illegal or otherwise unenforceable to any extent, then, to the fullest extent permitted by law:  (a) such
invalidity, illegality or unenforceability shall not affect
any other term or provision of this Agreement; (b) all other terms and provisions of this Agreement shall remain in full
force and effect and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible; and (c) the parties hereto shall use all reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intent of this Agreement.
	16.	The provisions of this Agreement, including without
limitation, paragraphs 6, 11 and 12, of this Agreement, that by their terms or by their context are to be performed in whole or in part after termination of this Agreement shall survive termination of this Agreement.

	17.	Any notice under this Agreement shall be given in
writing and shall be deemed to have been duly given when
delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.
	18.	This Agreement shall be construed in accordance with
the laws of the State of Delaware and the applicable
provisions of the 1940 Act.  To the extent the applicable law of the State of Delaware, or any of the provisions herein,
conflict with the applicable provisions of the 1940 Act, the latter shall control.
	19.	The Fund represents that this Agreement has been
duly approved by the Board, including the vote of a majority of the Independent Directors, and by the vote of a "majority of the outstanding voting securities of the Fund," as defined by the 1940 Act and the rules thereunder.
	20.	The parties to this Agreement agree that the
obligations of the Fund under this Agreement shall not be
binding upon any of the Directors, members of the Fund or any officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.
	21.	This Agreement embodies the entire understanding of
the parties.

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      IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the day and year first above written.


GROSVENOR REGISTERED MULTI-
STRATEGY MASTER FUND, LLC



By: 	/s/ Scott J. Lederman

       Name: Scott J. Lederman
       Title:  President and
Chief Executive Officer


GROSVENOR CAPITAL MANAGEMENT,
L.P.

By:  GCM, L.L.C., its General
Partner
By:  Grosvenor Holdings, L.L.C.,
its Manager


By: 	/s/ Paul Meister

       Name: Paul Meister
       Title:  Vice President




SCHEDULE A

COMPENSATION
      Capitalized terms used in this Schedule A but not defined herein or elsewhere in this Agreement shall have the meanings given them in the Fund's Operating Agreement, as in effect from time to time.
      The compensation payable by the Fund to the Adviser under this Agreement shall consist of the following:
      1.	Advisory Fee.  The Fund will pay to the Adviser an
advisory fee (the "Advisory Fee"), monthly in arrears. The Advisory Fee is payable at the annual rate of 1.0% of the average net assets of the Fund. On or before the tenth business day of each month, the Fund will calculate an amount
(the "Monthly Advisory Fee") equal to 0.0833% of the net asset value of the Fund as of the last business day of the previous month, determined before giving effect to the payment of the accrued Monthly Advisory Fee being calculated or to any repurchases or distributions as of such date or any capital contributions made on such date (such capital contributions being deemed to be made as of the next day). The Fund will pay the Monthly Advisory Fee for each Payment Month to the Adviser on or before the thirtieth day of the following month.
The Monthly Advisory Fee shall be calculated on a pro rata basis in the case of any partial months.

      Within 60 days after the Fund's fiscal year end, the Fund will cause its net asset value as of the last business day of each month in such fiscal year to be reviewed. Based on the review, the Monthly Advisory Fee for each month in such fiscal year shall be recalculated. If the sum of the Monthly
Advisory Fees (as recalculated) for such fiscal year exceeds the amounts paid already by the Fund to the Adviser in respect of such Monthly Advisory Fees, then the Fund shall pay the
amount of such excess to the Adviser within 45 days after the completion of the review. If the sum of the Monthly Advisory Fees (as recalculated) for such fiscal year is less than the amounts paid already by the Fund in respect of such Monthly Advisory Fees, then the Fund shall reduce the amount of the next Monthly Advisory Fee paid by it to the Adviser by the
amount of such deficit (and, if necessary to fully account for such deficit, subsequent Monthly Advisory Fees).
      2.	Reimbursement of Certain Expenses.  The Fund will
reimburse the Adviser or one or more Subadvisers for out-of-pocket expenses incurred by the Adviser or such Subadviser(s) in connection with the provision of Portfolio Management
Services to the Fund, provided that the total amount of such reimbursement shall not exceed $25,000 for any calendar year.